CONSULTING SERVICES CONTRACT

This consulting agreement ("Consulting Agreement") is made as of this 17 day of September, 2001, by and between, Robert Esposito ("Esposito"), an individual with an address at 710 Oakfield Drive, Suite 202, Brandon, Florida 33511 and LEARNER'S WORLD, INC. (the "Company"), a New York corporation with, Esposito and the Company collectively sometimes herein referred to as the "Parties". The Parties hereby acknowledge and agree as follows:

         WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "LRNW", and

         WHEREAS, Esposito is acting as a consultant with private and public companies regarding website development, strategic alliances, filings, business development, sales and orientation training, which services will not be in connection with the offer or sale of securities in a capital-raising transaction, nor are they for services which directly or indirectly promoted or maintained a market for the Company's securities; and

         WHEREAS, the Company previously has retained Esposito as non-exclusive corporate consultant; and

         IT IS THEREFORE agreed that:

1. Services. The Company has previously retained Esposito to provide general corporate consulting service. Specifically has, and will, assist the Company in website development, strategic alliances, SEC filings, business development, sales and orientation training. The Company understands that any and all suggestions, opinions or advice given to the Company by Esposito are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decision made lies solely with the Company and not with Esposito.

2. Term. The Term of this Consulting Agreement shall be for a period of six months from the date hereof (the "Term"). The parties agree that Esposito has previously undertaken work for the Company.

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Esposito shall receive 2,300,000 common shares of Learner's World, Inc. unrestricted shares (LRNW).

4. The Consultants shall be independent contractors and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude consultants from pursuing other consulting or design and development projects.

5. The Consultants (including any person or entity acting for or on behalf of the Consultants) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultants or any person or entity acting for or

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         on behalf of the Consultants.

6. The Company and its present and future subsidiaries jointly and severally, agree to indemnify and hold harmless the Consultants against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which such Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultants pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement. So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorney's fees and expenses), subject to any understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that such Indemnified Party consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to such Indemnified Party, then the Company shall have the right to appoint alternative counsel for such Indemnified Party reasonably acceptable to such Indemnified Party, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Indemnified Party, or its co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. No indemnified Party shall enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonable withheld.

7. This Agreement shall be binding upon the Company and the Consultants and their successors and assigns.

8. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and
     (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or no similar) shall be binding unless executed in writing by both parties hereto nor

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         shall such waiver constitute a continuing waiver.

10. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11. The Parties agree that should any dispute arise in the administration of this Agreement, that the agreement shall be governed and construed by the Laws of the State of New York.

12. This Agreement contains the entire agreement between the Parties with respect to the consulting services to be provided to the Company by the Consultants and supersedes any and all prior understandings, agreement or correspondence between the Parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                            LEARNER'S WORLD, INC.

                                            By: /s/ Perry E. Barker
                                            -------------------------
                                                    Perry E. Barker


ACCEPTED AND AGREED TO BY:

/s/ Robert Esposito
---------------------------------
    Robert  Esposito